Exhibit 10.10

1322 Crossman Avenue | Sunnyvale, California 94089 Tel 408 227 4500 | Fax 408 227 4550 www.arubanetworks.com
April 6, 2006
Mr. Don LeBeau
12795 Normandy Lane
Los Altos Hills, CA 94022
Dear Don:
     This letter (the “Agreement”) confirms the agreement between you and Aruba Wireless Networks, Inc. (the “Company”) regarding the termination of your employment with the Company.
          1. Termination Date. Your employment with the Company shall terminate on April 10, 2006 (the “Termination Date”).
          2. Effective Date and Rescission. You have up to 21 days after you receive this Agreement to review it. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you sign this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you sign it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.
          3. Salary and Vacation Pay. On the Termination Date, the Company will pay you all of your base salary earned through the Termination Date and all of your accrued but unused vacation time or PTO. You acknowledge that, prior to the execution of this Agreement, you were not entitled to receive any additional money from the Company, and that the only payments and benefits that you are entitled to receive from the Company for your services on or prior to the Termination Date are those specified in this Agreement
          4. Additional Option Vesting. On January 21, 2004, the Company granted you an option to purchase 833,333 shares of its Common Stock (the “First Option”) and an option to purchase 2,790,681 shares of its Common Stock (the “Second Option” and, together with the First Option, the “Options”). You exercised the Options for all 3,624,014 shares. As of the Termination Date, you will be vested in 486,111 of the shares that you purchased by exercising the First Option and 1,627,897 of the shares that you purchased by exercising the Second Option (for a total of 2,114,008 Option shares). If you sign this Agreement, you will become vested in 104,167 additional shares subject to the First Option and 348,835 additional shares subject to the Second Option (for a total of 2,567,010 vested Option shares) on the Effective Date. The Company hereby notifies you that it is exercising its right to repurchase from you the 1,057,004 remaining unvested shares pursuant to Section 7 of the Stock Option Agreements dated January 21, 2004 between you and the Company (the “Stock Option Agreements”). The Company will make a payment to you in the amount of $0.12 per

Mr. Don LeBeau
April 6, 2006

repurchased share, or $126,840.48 in the aggregate, after the Effective Date. The Company will cancel the stock certificates that were issued in your name with respect to the shares that you purchased, and it will issue you a new stock certificate for the vested shares. As of the Termination Date, you will have no further interest in the repurchased shares and will have no stockholder rights with respect to those shares. You acknowledge and agree that in consideration of the Company’s immediate acceleration of your Option shares as described above, your “Service” as defined in the Stock Option Agreements will terminate on the Termination Date and that you will not vest in any of the shares subject to the Options, irrespective of whether you provide service to the Company following the Termination Date, as a member of the Company’s Board of Directors or as Chairman of the Board or otherwise. Except as amended herein, in all other respects, the Stock Option Agreements will remain in full force and effect, and you agree to remain bound by those Agreements. You acknowledge and confirm that you have no stock rights in the Company other than those enumerated in this paragraph.
          5. Release of All Claims. In consideration for receiving the immediate acceleration of your Option shares as described in Paragraph 4 above, you waive, release and promise not to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment.
          6. Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
          7. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.
          8. Other Agreements. The Proprietary Information and Inventions Agreement and the Indemnification Agreement, attached hereto as Exhibits A and B, respectively, shall remain in full force and effect at all times in the future. Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

Mr. Don LeBeau
April 6, 2006

          9. Confidentiality of Agreement. You agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement.
          10. No Disparagement. You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law. The Company agrees that its directors and officers will never make any negative or disparaging statements (orally or in writing) about you, except as required by law.
          11. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.
          12. Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions).
          13. Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.
Please indicate your agreement with the above terms by signing below.

Very truly yours, ARUBA WIRELESS NETWORKS, INC.
/s/ Steffan Tomlinson
Steffan Tomlinson,
Chief Financial Officer

Mr. Don LeBeau
April 6, 2006

     I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/ Don LeBeau

Signature of Don LeBeau

Dated: 5/10/06